Exhibit (n)(16)

AMENDED AND RESTATED MULTIPLE CLASS PLAN
FOR TIAA-CREF FUNDS

A. Introduction

TIAA-CREF Funds (the “Trust”) is a statutory trust established under Delaware law. The Trust’s Declaration of Trust provides for the Trust to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio. The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). Teachers Advisors, Inc. (“Advisors”) is the Trust’s investment manager and Teachers Personal Investors Services, Inc. (“TPIS”) is the Trust’s principal underwriter and distributor. TIAA-CREF Individual & Institutional Services, Inc. (“Services”) serves as a dealer in the distribution of certain classes of shares issued by the Trust.

This Multiple Class Plan (the “Plan”) is adopted by the Trust pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the series identified on the chart comprising Exhibit A (the “Funds”).

The Funds may be divided into as many as four classes of shares of beneficial interest (“Shares”), designated as the Institutional Class, Retail Class, Retirement Class and Premier Class, respectively. Each class of Shares of a Fund is offered pursuant to different shareholder services and/or distribution channels and, except as outlined below, represents interests in the same investment portfolio of the Fund and has the same rights, preferences, voting powers, restrictions and limitations.

B. General Description of Classes Offered

Institutional Class Shares

Institutional Class Shares are offered only to certain categories of investors as set forth in the Trust’s Institutional Class Prospectuses.

Institutional Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Institutional Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities.

Institutional Class Shares bear the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”).

Retirement Class Shares

Retirement Class Shares are offered only to certain categories of investors as set forth in the Trust’s Retirement Class Prospectuses.

Retirement Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Retirement Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities. Retirement Class Shares may bear some of Services’ or other intermediaries’ expenses for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as used in NASD Rule 2830) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Retirement Class Shares also bear their Class Expenses, including paying Advisors for certain administrative costs associated with offering Retirement Class Shares on retirement plan platforms. This annual fee of 0.25% of average daily net assets attributable to Retirement Class Shares may be, in turn, paid by Advisors to Services or other intermediaries that provide such administrative functions to Retirement Class shareholders.

Retail Class Shares

Retail Class Shares are offered only to the categories of investors set forth in the Retail Class Prospectuses. Retail Class Shares generally are available to all investors except those otherwise qualified to purchase Institutional Class, Retirement or Premier Class Shares.

The Trust has adopted two Distribution Plans pursuant to Rule 12b-1 under the 1940 Act with respect to Retail Class Shares. Under the Distribution Plans, the Funds compensate TPIS for certain distribution-related and other expenditures made on behalf of Retail Class Shares (or on behalf of a Fund as a whole) at an annual rate of 0.25% of average daily net assets attributable to Retail Class Shares. Additionally, Retail Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as used in NASD Rule 2830) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Retail Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

Premier Class Shares

Premier Class Shares are offered only to the categories of investors set forth in the Premier Class Prospectuses.

The Trust has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to Premier Class Shares. Under the Distribution Plan, the Funds compensate TPIS for certain distribution-related and other expenditures at an annual rate of 0.15% of average daily net assets attributable to Premier Class Shares. Additionally, Premier Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as used in NASD Rule 2830) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Premier Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

Additional Classes of Shares

The Board of Trustees has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

C. Income and Expense Allocation

Except for Class Expenses, all expenses incurred by a Fund are allocated among the Institutional Class Shares, the Retirement Class Shares, the Retail Class Shares and the Premier Class Shares based on the net assets of the Fund attributable to each Class. Among other things, Class Expenses include:

1.	transfer agency fees, distribution fees and expenses payable pursuant to a Distribution Plan and shareholder servicing expenses identified as being attributable to a specific class of Shares.

2.	state securities registration or notification fees incurred by a specific class of Shares.

3.	Securities and Exchange Commission (“SEC”) registration fees incurred by a specific class of Shares.

4.	accounting, audit and tax expenses relating to a specific class of Shares.

5.	fees and other payments made to service providers for holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services.

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific class of Shares.

7.	litigation or other legal expenses relating only to one class of Shares.

8.	trustees’ fees incurred as a result of time spent addressing issues relating only to a specific class of Shares.

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

10.	such other expenses actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than other classes.

Expenses of a Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that Class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

D. Exchange Privileges

Institutional Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Institutional Class Shares of any other Funds of the Trust or other investment products, as provided for in the Trust’s Institutional Class Prospectus and/or in materials provided by retirement plan providers.

Retirement Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Retirement Class Shares of other Funds of the Trust or other investment products, as provided for in the Trust’s Retirement Class Prospectuses and/or in materials provided by retirement plan providers.

Retail Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Retail Class Shares of any other Fund of the Trust or other investment products, as provided for in the Trust’s Retail Class Prospectuses.

Premier Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Premier Class Shares of any other Fund of the Trust or other investment products, as provided for in the Trust’s Premier Class Prospectuses.

These exchange privileges may be modified or terminated by the Trust to the extent permitted by SEC rules or policies, and exchanges may be made only into funds or other products that are legally available for sale in the investor’s state of residence.

E. Voting Rights

Each Share class has exclusive voting rights with respect to matters that exclusively affect such class. For example, Fund shareholders of a Class with a Distribution Plan are the only Fund shareholders eligible to vote on any matter related to such Plan.

F. Class Designation

Subject to appropriate approval by the Board of Trustees, the Trust may alter the nomenclature for the designation of one or more of its classes of Shares.

G. Additional Information

This Plan is qualified by and subject to the terms of the current Prospectuses for the applicable Classes; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with the terms of the Classes contained in this Plan. The Prospectuses for the Trust contain additional information about the Classes, the Funds and the Trust’s multiple class structure.

H. Date of Effectiveness

After approval by a majority of the Board of Trustees, including a majority of the independent Trustees, this amended and restated Plan will become effective on July 31, 2015.

EXHIBIT A

Growth & Income Fund

International Equity Fund

Emerging Markets Equity Fund

International Opportunities Fund

Large-Cap Growth Fund

Large-Cap Value Fund

Mid-Cap Growth Fund

Mid-Cap Value Fund

Small-Cap Equity Fund

Large-Cap Growth Index Fund

Large-Cap Value Index Fund

Equity Index Fund

S&P 500 Index Fund

Small-Cap Blend Index Fund

International Equity Index Fund

Emerging Markets Equity Index Fund

Enhanced International Equity Index Fund

Enhanced Large-Cap Growth Index Fund

Enhanced Large-Cap Value Index Fund

Social Choice Equity Fund

Social Choice Low Carbon Equity Fund

Social Choice International Equity Fund

Real Estate Securities Fund

Global Natural Resources Fund

Managed Allocation Fund

Bond Fund

Bond Plus Fund

Bond Index Fund

Short-Term Bond Fund

High-Yield Fund

Tax-Exempt Bond Fund

Inflation-Linked Bond Fund

Short-Term Bond Index Fund

Money Market Fund

Social Choice Bond Fund

Emerging Markets Debt Fund

Lifestyle Income Fund

Lifestyle Conservative Fund

Lifestyle Moderate Fund

Lifestyle Growth Fund

Lifestyle Aggressive Growth Fund